Exhibit 99.3

LDH Energy Asset Holdings LLC

Consolidated Financial Statements

For the Three Months Ended March 31, 2011 and 2010

(Unaudited)

Contents

Consolidated Balance Sheets	2
Consolidated Statements of Income	3
Consolidated Statements of Cash Flows	4
Notes to Consolidated Financial Statements	5

LDH Energy Asset Holdings LLC

Consolidated Balance Sheets

(Unaudited)

	March 31, 2011	December 31, 2010
	(In Thousands)
Assets
Current assets:
Cash	$24,471	$21,377
Trade accounts receivable, net allowance of $2,320 and $2,202, respectively	73,093	40,816
Trade receivables from related parties	8,274	47,987
Inventories	8,542	3,759
Prepaid expenses and other current assets	691	664

Total current assets	115,071	114,603
Property, plant and equipment, net	615,847	611,061
Intangibles, net	15,113	15,459
Goodwill	24,438	24,438
Other assets	18,685	19,478

Total assets	$789,154	$785,039

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$82,030	$103,118
Accounts payable to related parties	2,807	4,513

Total current liabilities	84,837	107,631
Long-term debt	250,000	250,000
Other liabilities	438	438
Other liabilities to related parties	—	1,250
Commitments and contingencies (Note 8)	—	—
Member’s equity	453,879	425,720

Total liabilities and member’s equity	$789,154	$785,039

See accompanying notes.

LDH Energy Asset Holdings LLC

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31
	2011	2010
	(In Thousands)
Storage revenues	$35,350	$28,935
Pipeline Transportation revenues	10,059	8,956
Fractionation and Processing revenues	38,469	54,705

Total revenues	83,878	92,596
Direct cost of Storage revenues	733	591
Direct cost of Pipeline Transportation revenues	35	66
Direct cost of Fractionation and Processing revenues	21,780	32,348

Total cost of revenues	22,548	33,005

Gross profit	61,330	59,591
Operating expenses	16,605	15,398
General and administrative expenses	7,842	6,535
Depreciation and amortization	7,025	6,147

Operating income	29,858	31,511
Interest expense, net	3,633	4,648
Other income (expense)	—	(12)

Income before taxes	26,225	26,851
Income tax provision	—	—

Net income	$26,225	$26,851

See accompanying notes.

LDH Energy Asset Holdings LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
	2011	2010
	(In Thousands)
Operating activities
Net income	$26,225	$26,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,679	5,801
Amortization of intangibles	346	346
Amortization of deferred financing costs	776	769
Other	118	109
Loss on sale of assets	1,112	—
Non-cash compensation	1,934	741
Changes in operating assets and liabilities:
Trade accounts receivable	(32,278)	1,850
Trade receivables from related parties	39,714	(9,635)
Inventories	(4,783)	(2,838)
Prepaid expenses and other current assets	(29)	(1,345)
Accounts payable and accrued expenses	(20,155)	(6,018)
Accounts payable to related parties	(1,706)	(3,500)
Other liabilities to related parties	(1,250)	—
Other	(99)	18

Net cash provided by operating activities	16,604	13,149
Investing activities
Purchases of property, plant and equipment	(13,510)	(8,105)

Net cash used in investing activities	(13,510)	(8,105)
Financing activities
Debt issuance costs	—	(209)

Net cash used in financing activities	—	(209)
Increase in cash	3,094	4,835
Cash at beginning of year	21,377	24,812

Cash at end of year	$24,471	$29,647

Non-cash activities
Contribution of due to related parties to member’s equity	$1,934	$741

See accompanying notes.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements

1. Business, Organization and Summary of Significant Accounting Policies

Business – LDH Energy Asset Holdings LLC (the “Company”) provides services in the midstream sector of the energy industry, which is the link between upstream exploration and production activities and downstream end-user markets. The Company is engaged in the business of storing and transporting natural gas liquids; storing refined petroleum products; processing both natural gas and refinery off-gas; fractionating natural gas liquids and petrochemicals and storing and blending coal, primarily in the U.S. Gulf Coast. Operations are divided into three business segments: Storage, Pipeline Transportation, and Fractionation and Processing.

The activities of the Company are primarily conducted through its wholly owned subsidiary, LDH Energy Asset Holdings II LLC (“AH II”), which, in turn, conducts its activities through its wholly owned operating subsidiaries, which are as follows:

•

LDH Energy Mont Belvieu L.P. (“MBLP”) (Storage) owns and operates approximately 43 million barrels of natural gas liquid, refined petroleum product and petrochemical storage capacity in 24 underground salt dome caverns located in Mont Belvieu, Texas, as well as 200 miles of natural gas liquids pipelines located in Brazoria, Chambers and Harris Counties, Texas. Its pipeline system and associated interconnects tie the Mont Belvieu facility to refineries and petrochemical facilities along the upper Texas Gulf Coast. MBLP also provides truck and rail car loading capacity. In addition, through interconnections with third party pipelines, natural gas liquids and refined petroleum products stored by MBLP may be transported to the Midwest, Southeast and Northeast.

•

LDH Energy Hattiesburg LLC (Storage) owns and operates an underground natural gas liquid storage facility located in Petal, Mississippi. This storage facility consists of 3.9 million barrels of storage capacity, truck and rail loading racks, and drying equipment. The storage facility is principally used for the storage of propane and butane.

•

LDH Energy Cyrus River Terminal LLC (Storage) owns and operates a coal terminal along the Big Sandy River in Kenova, West Virginia, within the delivery zone for the NYMEX Central Appalachian coal futures contracts. The facility is a blending terminal where 5 million tons of coal per year can be aggregated and stored, and/or blended to higher specifications, then loaded onto barges and trucks. The facility has approximately 1.1 million tons of surface storage and a fleeting capacity of 13 barges.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

1. Business, Organization and Summary of Significant Accounting Policies (continued)

•

LDH Energy Pipeline L.P. (Pipeline Transportation) owns and operates a 1,066-mile, intrastate, natural gas liquids pipeline system in the State of Texas. Originating in West Texas, the pipeline gathers Y-grade natural gas liquid streams from various third party gas processing plants in the Permian Basin and Barnett Shale and transports such liquids to locations in East Texas, including Hull, Texas and the Mont Belvieu, Texas area. Though third party interconnections, the pipeline system also transports Y-grade natural gas liquid streams produced in the Rocky Mountain region. The pipeline system, which includes a 200,000 barrel underground liquid storage facility used for system balancing, has an overall maximum capacity of 144,000 barrels per day at its current pump configuration.

•

LDH Energy Gas Development L.P. (Pipeline Transportation) owns and operates a pipeline system that gathers raw natural gas from producers in the southern end of the Barnett Shale field for delivery to gas plants connected to the pipeline. The gathering system includes approximately 100 miles of pipeline with a capacity of 20 million cubic feet per day at current compression.

•

LDH Energy Refinery Services LLC (Fractionation and Processing) owns and operates two cryogenic refinery off-gas processing facilities, a fractionator, and a pipeline connecting such facilities located along the Mississippi River corridor in South Louisiana. These plants process refinery off-gas from third party refineries and fractionate the resulting natural gas liquids and petrochemicals stream into its separate components.

•

LDH Energy Sea Robin LLC (“Sea Robin”) (Fractionation and Processing) owns a 20% interest in a cryogenic gas processing facility that straddles the Sea Robin natural gas pipeline at Erath, Louisiana. Sea Robin is located directly adjacent to the Henry Hub and provides access to nine interstate and four intrastate natural gas pipelines.

Organization – The Company, a limited liability company organized under the laws of the State of Delaware, is a wholly owned subsidiary of Louis Dreyfus Highbridge Energy LLC (“LDH Energy”). LDH Energy is a subsidiary of Louis Dreyfus Ventures Corp. (“LDV”), its U.S. parent, which owns a controlling interest in LDH Energy. LDV is a wholly owned subsidiary of Louis Dreyfus Energy Holdings Schweiz AG, whose ultimate parent is Akira B.V.

In accordance with the limited liability company agreement, no current or future member shall be liable for debts, obligations or other liabilities of the Company solely by reason of being a member. Profits and losses for any fiscal year are fully allocated to the member.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

1. Business, Organization and Summary of Significant Accounting Policies (continued)

Basis of Presentation – The accompanying consolidated balance sheet at December 31, 2010 was derived from the audited consolidated financial statements included in the Company’s consolidated financial statements for the fiscal year ended December 31, 2010, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the December 31, 2010 audited consolidated financial statements. The unaudited interim consolidated financial statements. and notes thereto of the Company as of March 31, 2011 and the for the three months ended March 31, 2011 and 2010, have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2010.

In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods have been made. The accounting and reporting policies of the Company are consistent, in all material respects, with those used to prepare the December 31, 2010 audited financial statements. Interim results should not be considered indicative of results for future periods.

Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions between the Company and its subsidiaries have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Storage and Pipeline Transportation revenues are recognized when services are performed or products are delivered, respectively. Fractionation and Processing revenues are recognized when product is either loaded into a truck or injected into a third-party pipeline, which is when title and risk of loss pass to the customer.

Cash – At any time, cash in banks may exceed federally insured limits.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

1. Business, Organization and Summary of Significant Accounting Policies (continued)

Trade Accounts Receivable – The Company regularly reviews its trade accounts receivable balances for collectibility in the event facts and circumstances indicate that the carrying amount may not be collectible and provides for any unrealizable amounts. Amounts are written off when they are deemed to be uncollectible. Past due status of accounts receivable is determined based on contract terms.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition but generally does not require collateral or other security to support customer receivables. For the three months ended March 31, 2011 and 2010, two third-party customers accounted for approximately 59.3%, and three third-party customers accounted for approximately 46.9% of trade accounts receivable. See Note 11 for further information on significant customers.

Inventories – Storage and Pipeline Transportation inventories principally consist of physical quantities of natural gas liquids and coal recorded at the lower of cost or market. Fractionation and Processing inventories consist of fungible, physical quantities of natural gas liquids, which are acquired by the Company under various contracts with third parties and commingled in the Company’s facilities. As a result, the Company is unable to determine approximate cost of its Fractionation and Processing inventories. Since such inventories are immediately marketable at quoted market prices and have unit interchangeability, they have been recorded at fair value.

Investments – Sea Robin maintains an approximate 20% interest in a cryogenic gas processing facility. Capital expenditures for this facility are based on plant ownership; for the three months ended March 31, 2011 and 2010, the Company’s cumulative share of these expenditures was approximately $8.8 million and is included in other assets in the accompanying consolidated balance sheets. Operating costs for this facility are allocated 50% based on plant ownership and 50% based on the ratio of the allocated share of an owner’s liquids produced to all liquids produced in the plant for a given month. For the three months ended March 31, 2011 and 2010, operating expenses allocated to the Company were approximately $0.3 million and $0.1 million, respectively.

Fair Value of Financial Instruments – The carrying amount of the Company’s current assets and current liabilities approximate their fair value due to their short-term nature. The fair value of the Company’s senior debt approximates their carrying amounts due to their floating rates and the fact that the Company may repay the debt at any time at its carrying amount.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

1. Business, Organization and Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment, Net – Property, plant and equipment are carried at cost, which includes interest capitalized in accordance with ASC 835 – Interest, and depreciated on a straight-line basis over their estimated useful lives. Maintenance and repairs are charged to expense as incurred.

Asset Retirement Obligations – ASC 410 – Asset Retirement and Environmental Obligations, requires that the fair value of a liability for an asset retirement obligation be recorded when it is incurred. When the liability is initially recorded, the carrying amount of the related asset is correspondingly increased. Over time, the liability is accreted to its future value, with accretion recorded to expense, while the capitalized cost depreciates over the useful life of the related asset. Any changes in the estimate of an asset retirement obligation not attributable solely to the passage of time results in changes to both the carrying amount of the related asset and the liability for its retirement. In addition, ASC 410 denotes that when there is an obligation to perform an asset retirement activity, even though uncertainties exist about the timing or method of settlement, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be determined.

The Company believes that it is obligated by contractual or regulatory requirements to remove facilities or perform remediation upon retirement of certain of its assets; however, it is not able to reasonably determine the fair value of these asset retirement obligations since, at this time, the Company cannot reasonably predict when, or if, the pipelines, storage assets, processing facilities and related equipment would become completely obsolete and require decommissioning. The Company will record the appropriate asset retirement obligations in the period in which information allowing a reasonable estimate of such obligations becomes available.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

1. Business, Organization and Summary of Significant Accounting Policies (continued)

Goodwill – In accordance with ASC 350 – Intangibles-Goodwill and Other, goodwill, which represents the excess of cost over the fair value of net assets acquired in a business combination, is tested for impairment on an annual basis, or more frequently if impairment indicators exist. Goodwill has been allocated among, and evaluated for impairment at each of the Company’s reporting units. A reporting unit is defined under ASC 350 as an operating segment or a unit one level below an operating segment for which discrete financial information is available and regularly reviewed by management. The first step of the impairment test requires the comparison of the fair value of each of these reporting units to the respective carrying value. If the carrying value of the reporting unit is less than its fair value, no impairment exists and the second step is not performed. If the carrying value of the reporting unit is higher than its fair value, the second step must be performed to compute the amount of the goodwill impairment, if any. In the second step, the impairment is computed by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for the excess.

The Company uses an analysis of multiple methodologies, including comparable public company multiples, comparable acquisition transaction multiples, and discounted cash flow models to estimate the current fair value of its reporting units when testing for impairments. A number of significant assumptions and estimates are used in these methodologies, including estimates of revenues, operating and other costs, capital spending, discount rates, and the selection of appropriate comparable companies. The Company has selected December 31st as its impairment measurement date and has determined that goodwill was not impaired as of December 31, 2010. No impairment indicators were identified during the three months ended March 31, 2011 or 2010.

Long-Lived Assets – The Company evaluates its long-lived assets for indicators of impairment, including finite-lived intangible assets (which are amortized over their estimated useful lives). When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, the Company evaluates the projected undiscounted cash flows related to the assets. If these cash flows are less than the carrying value of the assets, the Company measures the impairment using discounted cash flows or other methods of determining fair value. No impairments occurred during the year ended December 31, 2010 or the three months ended March 31, 2011 or 2010.

Debt Financing Costs – Debt financing costs are deferred and amortized to interest expense over the term of the related debt (see Note 6).

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

1. Business, Organization and Summary of Significant Accounting Policies (continued)

Contingencies – Certain conditions may exist as of the date that the Company’s financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in proceedings, the Company’s management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Income Taxes – As a limited liability company, the Company is generally not subject to federal or state income taxes and, accordingly, its operating results are included in the income tax returns of its member. The tax returns of the Company are subject to examination by federal and state taxing authorities. If such examinations result in adjustments to distributive shares of taxable income or loss, the tax liability of the member would be adjusted accordingly.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

2. Inventories

Inventories consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Natural gas	$33	$86
Natural gas liquids at lower of cost or market	8,185	3,376
Natural gas liquids at market	260	233
Coal at lower of cost or market	64	64

Total	$8,542	$3,759

Inventories at March 31, 2011 include $5,600 of well bottom inventory at the Mont Belvieu facility from a related party.

3. Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following (in thousands):

	Estimated Useful Lives	March 31, 2011	December 31, 2010
Land	—	$22,167	$22,117
Pipelines and related equipment	5 to 40 years	358,340	356,331
Cryogenic and fractionation facilities and related equipment	3 to 20 years	64,337	64,319
Storage facilities	20 to 40 years	215,657	213,773
Computer equipment and software	3 to 5 years	2,394	2,394
Other	3 to 20 years	12,775	12,743
Construction in progress	—	23,247	16,036

		698,617	687,713
Accumulated depreciation		(83,070)	(76,652)

Property, plant and equipment, net		$615,847	$611,061

Construction in progress represents capital improvements to existing storage facilities, pipelines and other property and equipment.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

4. Intangible Assets

Intangible assets were as follows (in thousands):

	Weighted- Average Amortization Period
		March 31 2010	December 31 2010
Customer relationships	15 years	$20,766	$20,766
Total accumulated amortization		(5,653)	(5,307)

Intangibles, net		$15,113	$15,459

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Accounts payable	$1,672	$7,206
Accrued cost of revenues	58,766	69,983
Accrued operating expenses	2,043	3,586
Accrued capital expenditures	9,471	9,502
Accrued property taxes	1,022	3,231
Accrued interest	1,538	1,538
Accrued other	7,518	8,072

Accounts payable and accrued expenses	$82,030	$103,118

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

6. Financing Agreement

Effective December 2, 2009, AH II entered into a credit agreement with a syndicate of lenders with UBS Securities LLC, Wells Fargo Securities LLC, and RBS Securities Inc. acting as arrangers, UBS AG acting as Administrative Agent, and the Company and AH II’s operating subsidiaries acting as Guarantors (the “Financing Agreement”). The Financing Agreement consists of a $250.0 million term loan and $100.0 million revolving credit facility. The term loan is scheduled to mature on December 2, 2013, and the revolving credit facility is scheduled to expire on December 2, 2012. For purposes of maintaining the revolving credit facility, a commitment fee is payable quarterly in arrears calculated based upon the average daily undrawn commitment during the period multiplied by a specific rate. Term loans and drawings under the revolving credit facility bear interest at a rate determined by the greater of LIBOR or 1%, the federal funds rate or a base rate (set by the Administrative Agent), plus a spread between 2.0% to 4.25%.

At March 31, 2011 and December 31, 2010, outstanding borrowings under the term loan were $250.0 million and bore interest at approximately 4.25% and 4.25%, respectively.

As of March 31, 2011 and December 31, 2010, there were no outstanding borrowings under the revolving credit facility. AH II may borrow under this facility at any time during its term for the purpose of funding the general working capital needs of AH II and its subsidiaries, as well as to fund capital expenditures and acquisitions.

In January 2010, AH II entered into three interest rate cap agreements to hedge exposure to rising interest rates from February 2011 through February 2012. The agreements provide for a LIBOR interest rate cap of 1% using 3-month LIBOR on $125.0 million of floating rate debt. These interest rate contracts are recorded at fair value with changes in fair value recorded through interest expense in the statement of income and are included in prepaid expenses and other current assets on the accompanying balance sheet. The Company did not apply hedge accounting and the fair value was not significant at March 31, 2011 and December 31, 2010.

At March 31, 2011 and December 31, 2010, gross deferred financing costs were approximately $11.3 million, with accumulated amortization of approximately $4.1 million and $3.4 million, respectively, and are included in other assets in the accompanying consolidated balance sheet.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

6. Financing Agreement (continued)

The Financing Agreement contains certain ratios of debt-to-adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA to certain fixed charges to which the Company must adhere. In addition, the Financing Agreement restricts the payment of dividends, level of investments, and capital expenditures by the Company.

Concurrent with the execution of the Financing Agreement, a security agreement was executed among the Company, its subsidiaries, and its lenders, which provides for a security interest in substantially all of the Company’s assets to be granted to its lenders to secure the borrowings under the Financing Agreement.

7. Related Party Transactions

Louis Dreyfus Energy Services (“LDES”) was a significant customer of the Company during the three months ended March 31, 2011 and 2010, representing approximately 33.1%, and 36.0% of total revenues, respectively. The Company does not charge interest on past due trade receivables with related parties. During the three months ended March 31, 2011 certain contracts between LDES and third parties were transferred to the Company.

LDH Energy and certain affiliates provided general and administrative services to the Company during the three months ended March 31, 2011 and 2010, including accounting, asset operations, human resources, information technology, legal, payroll, tax, and treasury. The Company was also allocated general and administrative expenses related to corporate and executive services and costs related to LDH Energy’s variable incentive compensation programs. The Company was charged for such services and programs based upon methodologies designed by management of LDH Energy to reflect the consumption of resources by the Company. General and administrative expense allocations, which are included in general and administrative expenses in the accompanying consolidated statements of income, during the three months ended March 31, 2011 and 2010, were as follows (in thousands):

	Three Months Ended March 31
	2011	2010
Administrative services	$5,081	$4,622
Corporate and executive services	15	12
Direct variable incentive compensation	1,534	1,239
Indirect variable incentive compensation	385	485

Total expense allocations	$7,015	$6,358

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

7. Related Party Transactions (continued)

During the three months ended March 31, 2011, the Company settled allocations of corporate and executive services and variable incentive compensation of employees who are providing direct and indirect services to the Company as capital contributions. During the three month ended March 31, 2010, allocations of corporate and executive costs and indirect variable incentive compensation are accounted for as capital contributions to the Company. A portion of the direct variable incentive compensation was settled in cash, while the remainder was accounted for as capital contributions to the Company.

The Company has been allocated costs related to a management equity plan adopted by LDH Energy (see Note 9).

During the three months ended March 31, 2011 and 2010, substantially all of the employees of the Company were eligible for employee benefits under a defined contribution plan and a frozen defined benefit pension plan by either LDH Energy or its affiliate. Costs or gains for these benefits were recorded by the Company based upon its calculated portion of the expenses under these plans. Expenses related to these employee benefit plans were approximately $1.0 million and $0.9 million for the three months ended March 31, 2011 and 2010, respectively.

As noted above, various costs incurred by LDH Energy and affiliates on behalf of the Company were allocated to the Company. The Company’s management believes that the basis used for allocating such costs was reasonable.

8. Commitments and Contingencies

The Company leases office space, automobiles, and office equipment under non-cancellable operating leases that have expiration dates extending through July 2015. Aggregate rent expense during the three months ended March 31, 2011 and 2010, was approximately $0.2 million.

In the normal course of business, the Company is subjected to various legal or environmental claims by third parties. The Company records accruals relating to such claims when a liability becomes probable and estimable. The Company does not expect outstanding claims to have a material adverse effect on the Company’s financial condition or results of operations.

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

9. Stock-Based Compensation

Management Equity Plan – Effective December 1, 2009, LDH Energy adopted a profit participation plan (“Equity Plan”) to attract and retain certain employees, selected by the Board of Directors, by providing them with an opportunity to participate in the appreciation of the value of LDH Energy over time. Selected employees have been awarded membership interests that indirectly entitle them to 14.45% of the prospective profits and losses of LDH Energy, as defined by the agreement. The membership interests are subject to certain vesting provisions, which provide for 25% vesting on the date of grant with the remainder generally over a three year period. LDH Energy accounts for the Equity Plan as a liability plan under ASC 718.

During the three months ended March 31, 2011 and 2010, the Company allocated non-cash compensation expense of approximately $1.9 million and $0.7 million, respectively, related to the Equity Plan, which is included in general and administrative expenses in the accompanying consolidated statement of income.

10. Insurance Settlement

In 2008, Hurricane Ike caused the temporary cessation of operations at MBLP and LDH Energy Pipeline L.P. As of March 31, 2010, the Company recognized approximately $3.0 million in business interruption insurance proceeds, which are reflected as revenues in the Company’s 2010 consolidated financial statements.

11. Segment Information

The Company’s consolidated financial statements reflect the following reportable business segments conducting business exclusively in the U.S.:

•	Storage – Consists of operations associated with MBLP, LDH Energy Hattiesburg LLC, and LDH Energy Cyrus River Terminal LLC (see Note 1).

•	Pipeline Transportation – Consists of operations associated with LDH Energy Pipeline L.P. and LDH Energy Gas Development L.P. (see Note 1).

•	Fractionation and Processing – Consists of operations associated with LDH Energy Refinery Services LLC and Sea Robin (see Note 1).

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

11. Segment Information (continued)

The financial results for each segment are prepared using a management approach, which is consistent with the basis and manner in which the Company internally segregates financial information for the purpose of assisting in making internal operating decisions. Corporate/Other contains certain assets (primarily cash and deferred financing costs), and related expenses that are not allocated to the segments (including compensation expense associated with the Equity Plan), except to the extent that the expense can be directly attributable to the segment. Corporate/Other is shown to reconcile to the Company’s consolidated results.

	Three months ended March 31
	2011	2010
	(In Thousands)
Revenues
Storage:
Revenues from third parties	$22,436	$19,513
Revenues from related parties	12,914	9,422

Total Storage revenues	35,350	28,935
Pipeline Transportation:
Revenues from third parties	8,045	5,108
Revenues from related parties	2,014	3,848

Total Pipeline Transportation revenues	10,059	8,956
Fractionation and Processing:
Revenues from third parties	25,619	34,767
Revenues from related parties	12,850	19,938

Total Fractionation and Processing revenues	38,469	54,705

Total revenues	$83,878	$92,596

	Three months ended March 31
	2011	2010
	(In Thousands)
Operating income (loss)
Storage	$18,054	$14,658
Pipeline Transportation	4,578	3,616
Fractionation and Processing	9,510	15,332
Corporate/other	(2,284)	(2,095)

Total operating income	$29,858	$31,511

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

11. Segment Information (continued)

	Three months ended March 31
	2011	2010
	(In Thousands)
Interest expense, net
Storage	$1,051	$960
Pipeline Transportation	448	440
Fractionation and Processing	(151)	103
Corporate/other	2,285	3,145

Total interest expense, net	$3,633	$4,648

	Three months ended March 31
	2011	2010
	(In Thousands)
Depreciation and amortization
Storage	$4,894	$4,107
Pipeline Transportation	1,198	1,171
Fractionation and Processing	933	879
Corporate/other	—	(10)

Total depreciation and amortization	$7,025	$6,147

	Three months ended March 31
	2011	2010
	(In Thousands)
Capital expenditures
Storage	$8,403	$5,986
Pipeline Transportation	4,256	1,047
Fractionation and Processing	851	1,067
Corporate/other	—	5

Total capital expenditures	$13,510	$8,105

LDH Energy Asset Holdings LLC

Notes to Unaudited Consolidated Financial Statements (continued)

11. Segment Information (continued)

Significant Customers – Revenues from LDES, which is a customer of each of the operating segments, comprised 33.1% and 36.0% of the Company’s revenues during the three months ended March 31, 2011 and 2010, respectively. A third-party customer and its affiliates also accounted for approximately 27.5% and 31.7% of the Company’s revenues for the three months ended March 31, 2011 and 2010, respectively, of which the majority of those revenues (25.4% and 30.3% for the three months ended March 31, 2011 and 2010, respectively) were in the Fractionation and Processing segment.

12. Subsequent Events

On March 22, 2011 the Company entered into a purchase agreement among ETP – Regency Midstream Holdings, LLC (“ETP – Regency Midstream”), a joint venture owned by Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NASDAQ: RGNC). On May 2, 2011 the Company closed the transaction for $1,925 million in cash, before purchase price adjustments. The transaction includes the sale of energy infrastructure operations and excludes coal assets and related operations, which are insignificant and represent less than 2.0% and 1.5% of total assets as of March 31, 2011 and December 31, 2010, respectively, and less than 0.7% of total revenues, as of and for the period ended March 31, 2011 and 2010, respectively.

On May 2, 2011 the Company repaid the $250 million, UBS AG term loan.

Subsequent events have been evaluated through May 19, 2011, the date on which the financial statements were available to be issued.